Exhibit 10.28

Vadodara – 390021 Corporate Office: Area, New Delhi: 110 092 (India)
Vyome Therapeutics Limited Registered Office: C4-201, Akshar Pavilion, Vadodara – 390021 Corporate Office: Plot No. 465, GF, Patparganj Industrial Area, New Delhi: 110 092 (India) CIN – U73100GJ2017PLC098900

Date: September 5, 2023

Mrs. Neeta Jain

w/o Mr. Deepak Jain

C-4/201, Akshar Pavillion, Vadodara – 390021

Dear Sir/Madam,

Sub: Extension of the Rent Agreement of premises which is used only for receiving postalmails and any courier documents without any physical space allocated to Vyome

Ref: Agreement dated 1st October 2022 (“Agreement”)

This is with reference to the Rent Agreement of premises which is used only for receiving postal mails and any courier documents without any physical space allocated to Vyome, made between Mrs. Neeta Jain (“First Party”) w/o Mr. Deepak Jain, r/o C-4/201, Akshar Pavillion, Vadodara – 390021 and Vyome Therapeutics Limited (“Second Party” or “Vyome”) having office at Plot No.465, F.I.E. Patparganj Industrial Area Delhi-110092.

Vyome likes to extend the above Agreement to be used for the mail communication only (without any physical space or without any Vyome’s person to be seated there) for the next 11 months, effective from the 1st day of September 2023, on the same terms and conditions as laid down in the Agreement.

All the other terms and conditions of the Agreement shall be binding on the Parties and shall remain in full force and effect, applying mutatis mutandis to the Parties.

For the avoidance of doubt, capitalized terms, unless otherwise defined herein, shall bear thesame meaning as ascribed to them under the Agreement.

To indicate your acceptance of the above, please sign and date this letter in the space providedbelow and return it to the company.

For Vyome Therapeutics Limited	We confirm and accept
(Second Party)	For NEETA JAIN (First Party)
/s/ Neeta Jain
Authorized Signatory	Authorized Signatory
Date: September 5, 2023	Date: September 25, 2023